EXHIBIT 99.1

News Release

Contacts: Bob Halliday
Executive Vice President and
Chief Financial Officer
978.282.7597
bob.halliday@vsea.com
or
Mary Wright
Director, Investor Relations
978.282.5859
mary.wright@vsea.com

Varian Semiconductor Equipment Associates Reports

Fiscal 2005 Third Quarter Results

GLOUCESTER, MA, July 28, 2005 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced results for its fiscal 2005 third quarter ended July 1, 2005.

Revenue for the third quarter of fiscal 2005 totaled $166.7 million, compared to revenue of $146.1 million for the same period a year ago. Varian Semiconductor recorded net income of $19.3 million, or $0.51 per diluted share during the third quarter of fiscal 2005, compared to net income of $19.3 million, or $0.52 per diluted share for the same period a year ago.

Gary E. Dickerson, Varian Semiconductor’s chief executive officer, said, “We continue to gain traction in Japan as evidenced by high current tool orders recently received from a major Japanese semiconductor manufacturer. Our production-proven tools generate higher device yields and higher fab productivity. These benefits, combined with our many years of experience developing single-wafer tools, are creating significant demand for our VIISta HC high current ion implanter.”

Robert J. Halliday, chief financial officer, provided forward guidance. “We currently expect revenue for the fourth quarter of fiscal 2005 to be between $138 and $148 million and gross margin as a percentage of revenue to be in the low 40’s. Earnings per share is anticipated to range from $0.29 to $0.37 per diluted share.”

Halliday further added, “We continue to heavily invest in our high current and other product development initiatives. The drivers for this spending are the rapidly increasing customer base for these tools and support for upcoming product introductions in response to expanding market opportunities.”

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VSEA Announces FY 2005 Q3 Results	Page 2	July 28, 2005

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for fourth quarter fiscal 2005 revenue, gross margin and earnings per share, market share, competitive position, expected fourth quarter fiscal 2005 product shipments, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; potential environmental liabilities; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; Varian Semiconductor’s dependence on certain key personnel; and the risk of substantial indemnification obligations under the agreements governing the spin-off of Varian Semiconductor from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2005 Q3 Results	Page 3	July 28, 2005

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Revenue
Product	$144,227	$127,059	$367,359	$322,866
Service	19,902	16,727	60,584	46,297
Royalty	2,561	2,349	26,269	6,141

Total revenue	166,690	146,135	454,212	375,304
Cost of revenue	96,233	79,185	249,348	208,277

Gross profit	70,457	66,950	204,864	167,027

Operating expenses
Research and development	19,351	17,497	57,081	50,720
Marketing, general & administrative	26,243	21,737	77,953	62,556
Restructuring	—	—	914	—

Total operating expenses	45,594	39,234	135,948	113,276

Operating income	24,863	27,716	68,916	53,751
Interest income, net	2,926	1,010	12,935	2,770
Other income (expense), net	17	(386)	2,754	(498)

Income before income taxes	27,806	28,340	84,605	56,023
Provision for income taxes	8,506	9,069	26,227	17,927

Net income	$19,300	$19,271	$58,378	$38,096

Weighted average shares outstanding – basic	36,798	36,314	36,619	35,984

Weighted average shares outstanding – diluted	37,597	37,054	37,376	36,963
Net income per share – basic	$0.52	$0.53	$1.59	$1.06
Net income per share – diluted	$0.51	$0.52	$1.56	$1.03

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VSEA Announces FY 2005 Q3 Results	Page 4	July 28, 2005

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 1, 2005	October 1, 2004
ASSETS
Current assets
Cash and cash equivalents	$189,272	$218,578
Short-term investments	247,121	173,891
Accounts receivable, net	134,140	123,749
Inventories	140,280	104,900
Deferred income taxes	28,177	27,691
Other current assets	23,084	32,938

Total current assets	762,074	681,747
Property, plant and equipment, net	60,418	52,344
Other assets	15,321	15,405

Total assets	$837,813	$749,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$416	$4,016
Accounts payable	38,241	34,134
Accrued expenses	53,019	53,234
Product warranty	8,722	7,841
Deferred revenue	64,482	54,509

Total current liabilities	164,880	153,734
Long-term accrued expenses	10,622	10,905
Deferred income taxes	6,216	4,615
Long-term debt	3,846	4,162

Total liabilities	185,564	173,416

Stockholders’ equity
Common stock	371	364
Capital in excess of par value	352,511	331,701
Retained earnings	302,698	244,320
Deferred compensation	(3,066)	(149)
Accumulated other comprehensive loss	(265)	(156)

Total stockholders’ equity	652,249	576,080

Total liabilities and stockholders’ equity	$837,813	$749,496

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